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                                                                   EXHIBIT 99.4


Bruce LaMont
The Covalent Group, Inc.
One Glenhardie Corp. Center
1275 Drummers Lane, Suite 100


                                                               September 1, 1999


        RE:    POSSIBLE TRANSACTION INVOLVING BRUCE LAMONT
               AND R.P. ASSOCIATES

Mr. LaMont:

         Bruce LaMont (the "Stockholder"), the majority stockholder of the Covalent Group, Inc., a Nevada corporation (the "Company"), and RP Associates T 9 ("RP Associates") are currently engaged in discussions regarding a possible strategic transaction involving Stockholder and RP Associates (a "Possible Transaction"). In order to induce RP Associates to enter into negotiations with the Stockholder regarding a Possible Transaction (and in recognition of the time and effort that RP Associates may expend and the expenses that RP Associates may incur in pursuing these negotiations and in investigating the Stockholder's business), the Stockholder, intending to be legally bound, agrees as follows:

         1. The Stockholder acknowledges and agrees that, until the "No-Shop Termination Date" (defined as the earlier of October 15, 1999 or the date on which RP Associates advises the Stockholder in writing that RP Associates is terminating all negotiations regarding a Possible Transaction), the Stockholder will not:

                  (a) solicit the initiation or submission of any expression of interest, proposal or offer from any person or entity (other than RP Associates) relating to a Strategic Transaction (as defined in paragraph 6 below);

                  (b) participate in any negotiations or enter into any agreement with, or provide any non-public information to, any person or entity (other than RP Associates) relating to or in connection with a Strategic Transaction; or

                  (c) accept any proposal or offer from any person or entity (other than RP Associates) relating to a Strategic Transaction.

The Stockholder shall immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with RP Associates) relating to a possible Strategic Transaction, and shall promptly provide RP Associates with an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Strategic Transaction that is received by the Stockholder or by any of the Stockholder's Representatives from any person or entity (other than RP Associates) on or prior to the No-Shop Termination Date.


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R.P. Associates
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Stockholder and RP Associates are aware that, as of the date hereof, Stockholder is CEO and a member of the Board of Directors of the Company (the "Board") and in Stockholder's capacity as such, is in active and continuing negotiations with undisclosed third parties relating to a possible Acquisition Transaction (as defined in paragraph 6 below). Notwithstanding any other provision contained in this Section 1, Stockholder shall be entitled, in his capacity as CEO and a member of the Board, to initiate and conduct such negotiations; provided, however, that in the event that prior to the No-Shop Termination Date (i) Stockholder enters into a letter of intent, term sheet, definitive agreement or other similar agreement or document or otherwise becomes obligated or bound to enter into any of the foregoing contemplating or otherwise relating to any Strategic Transaction with any third party, or (ii) the Company enters into any letter of intent, term sheet, definitive agreement or other similar agreement or document or otherwise becomes obligated or bound to any Acquisition Transaction with any third party, then upon the earlier to occur of any event set forth in clauses (i) and (ii) of this subparagraph (the "Trigger Event") then Stockholder shall within ten (10) business days of the occurrence of the Trigger Event pay to RP Associates an amount in cash equal to $2,000,000 plus RP Associates' reasonable out of pocket fees and expenses incurred or to be incurred in connection with the Strategic Transaction.

         2. The Stockholder acknowledges and agrees that neither this letter agreement nor any action taken in connection with this letter agreement will give rise to any obligation on the part of RP Associates or Stockholder (a) to continue any discussions or negotiations with the Stockholder or (b) to pursue or enter into any transaction or relationship of any nature with the Stockholder.

         3. Except as required by law, rule or regulation, neither the Stockholder nor RP Associates shall make or permit any disclosure to any person or entity regarding (a) the existence or terms of this letter agreement, (b) the existence of discussions or negotiations between the Stockholder and RP Associates or (c) the existence or terms of any proposal regarding a Possible Transaction.

         4. The parties acknowledge and agree that, in addition to all other remedies available (at law or otherwise) to them, each party shall be entitled to equitable relief (including injunction and specific performance) as a remedy for any breach or threatened breach of any provision of this letter agreement. The parties further acknowledge and agree that they shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph 4, and the Stockholder waives any right it may have to require a party to obtain, furnish or post any such bond or similar instrument. If a party initiates an action, suit or proceeding arising out of or relating to this letter agreement and does not prevail on the merits in such action, suit or proceeding, then such initiating party shall promptly pay the reasonable out of pocket fees and expenses incurred by the non-initiating party in connection with such action, suit or proceeding.

         5. This letter agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without giving effect to principles of conflicts of laws). The parties: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of California for purposes of any action, suit or proceeding



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R.P. Associates
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arising out of or relating to this letter agreement; (b) agree that service of any process, summons, notice or document by U.S. mail addressed to the Stockholder or RP Associates at the address set forth at the beginning of this letter agreement shall be deemed to constitute effective service thereof for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in the State of California; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in the State of California has been brought in an inconvenient forum.

         6.        For purposes of this letter agreement:

            (a) "Strategic Transaction" shall mean any transaction, other than an Acquisition Transaction, involving the sale, pledge, grant of an option to purchase, disposition or acquisition of (A) any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company owned by the Stockholder, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company owned by the Stockholder, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company owned by the Stockholder.

            (b) "Acquisition Transaction" shall mean a transaction between the Company and any third party other than RP Associates involving:

                (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company or any direct or indirect subsidiary or division of the Company;

                (ii) the issuance, grant, disposition or acquisition of (A) in excess of 25% of the outstanding capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire in excess of 25% of the outstanding capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for in excess of 25% of the outstanding capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; or

                (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company or any direct or indirect subsidiary of the Company.



                                            Very truly yours,

                                            RP ASSOCIATES

                                            By:    /s/ Richard D. Propper


ACKNOWLEDGED AND AGREED:

BRUCE LAMONT

By:   /s/ Bruce LaMont